Exhibit 99
For immediate release
DUSA PHARMACEUTICALS, INC. ELECTS
ROBERT F. DOMAN AS CHIEF EXECUTIVE OFFICER
Wilmington, MA, June 14, 2007 - DUSA Pharmaceuticals, Inc. (NASDAQ:GM, DUSA) reports that Robert F. Doman, DUSA’s President and a member of the Board of Directors, was elected today, following the annual meeting of shareholders, to the additional position of Chief Executive Officer, reporting to the Board of Directors. D. Geoffrey Shulman, MD, DUSA’s current Chairman of the Board and CEO, continues with DUSA as Chairman of the Board and takes on the title of Chief Strategic Officer.
Dr. Shulman said, “Since joining DUSA in January 2005, Bob has done an excellent job in managing the day-to-day operations of the Company. He has re-organized and transformed the Company into a cohesive, highly effective team. Therefore, the additional responsibility of becoming CEO is both a natural evolution for the Company, and a well-deserved next step for Bob.”
“Since founding the Company, Geoff has brought DUSA to the commercial enterprise it is today”, said Mr. Doman. “On behalf of the Company, I want to thank him for his contributions and vision and am pleased that DUSA will continue to benefit from Geoff’s experience and leadership in his new role as Chairman and Chief Strategic Officer.”
“Since coming on board with DUSA in 2005”, Mr. Doman continued, “we have seen the Company grow into a strong dermatology franchise with multiple marketed products, an expanding pipeline and increasing global presence. I look forward to my expanded role as CEO and to driving the growth and development of the Company.”
Mr. Doman has more than 25 years experience in the medical device and pharmaceutical industries, with domestic and international experience in general management, acquisitions/licensing, business development, sales, marketing and strategic planning. Prior to joining DUSA, Mr. Doman served as President of Leach Technology Group, the medical device division of Leach Holding Corporation, a privately owned company that was sold to Esterline Technologies. From 1999 to 2000, he was President, Device Product Development, of West Pharmaceutical Services, a manufacturer of systems and device components for parenterally administered medicines and drugs. Prior to joining West Pharmaceutical Services, he worked for the Convatec division of Bristol-Myers Squibb from 1991 to 1999 in positions that included: Vice President, Worldwide Marketing and Business Development; Vice President and General Manager, U.S. Wound and Skin Care; and Vice President, U.S. Operations. During this time, he also had significant exposure to the field of dermatology. From 1976 until 1990, he worked for Critikon, Inc., a Johnson & Johnson company, in various sales, sales management and marketing positions, eventually rising to become Business Director of the Vascular Access Unit.
About DUSA
DUSA Pharmaceuticals, Inc. is an integrated dermatology pharmaceutical company focused primarily on the development and marketing of its Levulan® Photodynamic Therapy (PDT)

technology platform, and complementary dermatology products. Levulan PDT is currently indicated for the treatment of minimally to moderately thick actinic keratoses (Grade 1 or 2) of the face or scalp, and is being studied for the treatment of acne. DUSA’s other dermatology products include ClindaReachTM, Nicomide® and the AVAR® line. DUSA is also sponsoring research for additional indications for internal uses of Levulan PDT. DUSA is based in Wilmington, MA. Please visit the Company’s website at www.dusapharma.com for more information.
For further information contact:
Shari Lovell, Director, Shareholder Services
Tel: 416.363.5059 Fax 416.363.6602 or visit www.dusapharma.com
Investor Relations Contact:
Chad Rubin
Vice President
The Trout Group LLC
CRubin@troutgroup.com
646.378.2947